UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 5, 2014

ECHO AUTOMOTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53681	98-0599680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16000 N. 80th Street, Suite E, Scottsdale, AZ 85260

(Address of Principal Executive Offices)

(855) 324-6288

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company received notice of default on August 4, 2014 in a letter from Magna Equities II, LLC (Formerly known as Hanover Holdings I, LLC) after failing to repay the remaining principal amount and accrued interest of $350,766.67 in accordance with the terms of the Senior Convertible Note dated January 3, 2014. The default due to non-payment resulted in a default penalty of 25% of the outstanding balance at the time of default.

The Company had previously disclosed that the Company was notified by UFF that the Company was in default on five promissory notes, with an initial aggregate value of $710,000. The maturity date for such promissory notes was extended to June 16, 2014. On August 5,2014 UFF sent a letter demanding repayment.

The Company’s default and inability to pay obligations as they become due constitutes an event of default under certain of the Company’s other outstanding indebtedness resulting in default penalties and in certain of the agreements an automatic and immediate acceleration of the debt obligation.

At this time, the Company does not have adequate liquidity to repay any outstanding obligations and does not expect to be in a position to timely file its periodic reports and 10-Q due August 15, 2014. The Company is exploring options to restructure the business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO AUTOMOTIVE, INC. a Nevada corporation

Dated: August 5, 2014	By:	/s/ William D. Kennedy
William D. Kennedy
Chief Executive Officer